Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-224555 on Form S-8 of our report dated February 27, 2018, relating to the combined financial statements and financial statement schedule of nVent Electric plc (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the basis of presentation of the combined financial statements and referring to the allocation of certain operating expenses), appearing in Amendment No. 5 to the Registration Statement No. 001-38265 on Form 10 of nVent Electric plc filed on April 4, 2018.

/s/ Deloitte & Touche LLP
December 31, 2018